Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PROPERTY ACQUISITION CORP.
(a/k/a SONESTA ACQUISITION CORP.),

PAC MERGER CORP.

and

SONESTA INTERNATIONAL HOTELS CORPORATION

Dated

November 2, 2011

Tables of Contents - i

Tables of Contents - ii

Tables of Contents - iii

Index of Defined Terms

Defined Term	Page

Acquisition Agreement	47
Acquisition Proposal	61
Adverse Recommendation Change	45
Affiliates	65
Agreement	1
Anti-Bribery Laws	38
Benefit Plans	17
Book Entry Shares	6
Business Day	62
CERCLA	35
CERCLIS	35
Certificate of Merger	2
Certificates	5
Change	8
Charterhouse of Cambridge	24
Cleanup	36
Closing	3
Closing Date	3
COBRA	18
Code	62
Common Stock	11
Company	1
Company Board Recommendation	12
Company Disclosure Schedule	8
Company Financial Advisor	38
Company IP	62
Company Licensed IP	62
Company Material Adverse Effect	8
Company Owned IP	62
Company Permits	34
Company SEC Documents	13
Company Stockholder Approval	12
Company Stockholders	1
Company Stockholders’ Meeting	3
Confidentiality Agreement	45
Continuing Employee	52
Contract	13
Damages Cap	60
Effective Time	2
Employee Retention Plan	53
Employment Agreements	17

Index - i

Encumbrances	62
Environmental Claim	36
Environmental Laws	36
Equity Commitment Agreement	62
Equity Financing	40
ERISA	17
ERISA Affiliate	17
Exchange Act	13
Financial Statements	13
Foreign Benefit Plan	19
Funding	40
Funding Agreements	62
GAAP	9
Governmental Entity	13
Hazardous Substances	37
HPT	63
HPT Purchase Agreement	63
HPT Related Persons	60
Intellectual Property	62
Investors	63
IP Contracts	63
knowledge	63
Law	63
Leased Real Property	28
Litigation	16
Massachusetts Courts	66
Material Artworks	31
Material Contracts	27
Merger	1
Merger Consideration	5
Merger Sub	1
Merger Sub Common Stock	5
Multiemployer Pension Plans	17
Nasdaq	13
NPL	35
NYBCL	2
Order	63
Outside Date	57
Owned Real Property	28
Parent	1
Paying Agent	6
Pension Plans	17
Permitted Encumbrances	27
Person	10
Proxy Statement	4
Purchase Funding	40

Index - ii

Real Property	28
Real Property Lease	28
Reimbursable Expenses	59
Related Person	39
Reorganizations	63
Representatives	44
SEC	3
Securities Act	63
Self-Insurance Arrangements	37
Shares	1
Subsidiary	10
Superior Proposal	63
Surviving Corporation	2
Tax	64
Tax Return	64
Taxable	64
Taxes	64
Taxing Authority	64
Termination Fee	59
Title IV Plan	18
Transactions	11
Treasury Regulations	64
Voting Debt	11
WARN Act	33

Index - iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of November 2, 2011, by and among Property Acquisition Corp. (a/k/a Sonesta Acquisition Corp.), a Maryland corporation (“Parent”), PAC Merger Corp., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Sonesta International Hotels Corporation, a New York corporation (originally incorporated as the Childs Company) (the “Company”).

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), pursuant to which each outstanding share of the Class A common stock, par value $0.80 per share, of the Company (the “Shares”) (except for Shares held in the treasury of the Company or owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent or the Company) shall be converted into the right to receive the Merger Consideration; and

WHEREAS, the parties intend for the Merger to be treated as a qualified stock purchase, without a Code Section 338 election; and

WHEREAS, the Board of Directors of the Company (i) has adopted this Agreement, (ii) has determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, and (iii) has resolved to recommend that the holders of the Shares (the “Company Stockholders”) adopt this Agreement and approve the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of the Board of Directors of Parent and Merger Sub, and Parent as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger on the terms and conditions set forth in this Agreement; and

WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, stockholders of the Company who hold at least a majority of the total number of Shares outstanding on a fully diluted basis are entering into a Voting Agreement with Parent and Merger Sub simultaneously with the execution of this Agreement, in substantially the form attached hereto as Exhibit A, whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to vote the Shares held by such stockholders in favor of adoption of this Agreement and approval of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of New York, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth herein and in the applicable provisions of the New York Business Corporation Law (the “NYBCL”).

(b)           At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the NYBCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Sonesta International Hotels Corporation”.

(c)           The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Sonesta International Hotels Corporation” until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.2            Effective Time.  Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date with the Department of State of the State of New York as provided in the NYBCL.  The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Department of State of the State of New York, or such later time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

Section 1.3             Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), subject to the following sentence, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts 02108, unless another date or place is agreed to in writing by the parties.  Notwithstanding anything herein to the contrary, the Closing Date shall not occur, and the Closing shall not take place before, January 3, 2012 without the prior written consent of Parent and if the Closing Date would be on a day that is less than two Business Days prior to the end of a calendar quarter, the Closing Date shall at Parent’s request be the first Business Day after the end of such quarter.

Section 1.4             Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, unless otherwise requested in writing by Parent, shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5             Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6             Stockholders’ Meeting

(a)           The Company shall, in accordance with applicable Law, the certificate of incorporation of the Company and the bylaws of the Company, duly call, give notice of, convene and hold a special meeting of the Company Stockholders (including any adjournment or postponement thereof, the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after the U.S. Securities and Exchange Commission (the “SEC”) confirms that it has no comments or no further comments, as the case may be, to the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval.  Any adjournments or postponements of the Company Stockholders’ Meeting or any recess of the Company Stockholders’ Meeting beyond the originally scheduled meeting date (as set forth in the Proxy Statement) shall require the prior written consent of Parent.  The Company shall use its reasonable best efforts to solicit from holders of Shares proxies in favor of adoption of this Agreement and approval of the Merger and to take all actions reasonably necessary or advisable to secure the approval of stockholders required by the NYBCL, the Company’s certificate of incorporation and bylaws and any other applicable Law to effect the Merger.

(b)           In accordance with applicable Law, promptly after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement (together with any amendments and supplements thereto, the “Proxy Statement”).  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and provide comments on the Proxy Statement before it is filed with the SEC and the Company shall consider in good faith any revisions suggested by Parent or Merger Sub.  The Company agrees to provide Parent, Merger Sub and their counsel (i) in writing with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any oral or written responses thereto and (ii) a reasonable opportunity to provide comments on the proposed response of the Company to those comments and to participate with the Company in any material discussions or meetings with the SEC.  The Company shall use its reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, (ii) subject to the preceding sentence, respond promptly to any comments made by the SEC with respect to the Proxy Statement, (iii) cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable, which Proxy Statement shall include all information required under applicable Law to be furnished to the Company Stockholders in connection with the Merger and the transactions contemplated by this Agreement, and shall include the Company Board Recommendation and the full text of the written opinion described in Section 3.24, and (iv) obtain the necessary approvals of this Agreement, the Merger and the transactions contemplated by this Agreement and the adoption of this Agreement by the Company Stockholders.

(c)           If at any time prior to the Company Stockholders’ Meeting any information relating to Parent, Merger Sub or the Company, or any of their respective Subsidiaries, executive officers or directors, should become known to Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the Company Stockholders.

(d)           Subject to Section 5.2(e), the Company shall, through the Board of Directors of the Company, recommend to the Company Stockholders adoption of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Parent the Company Board Recommendation.  The Company shall ensure that the Company Stockholders’ Meeting is duly called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law.  Parent agrees that it will vote, or cause to be voted, all of the shares of Company common stock then owned by it, Merger Sub or any of Parent’s other Subsidiaries in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.

(e)           Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting, as required by this Section 1.6, shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation, and (ii) the Company agrees that its obligations pursuant to this Section 1.6 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any Subsidiary of the Company of any Superior Proposal (as defined in Section 9.4).

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1             Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company, the following shall occur:

(a)           Each of the 10 outstanding shares of common stock, par value $0.01 per share (“Merger Sub Common Stock”), in the capital of Merger Sub, all of which are entitled to vote on the Merger, shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.  Prior to the Effective Time, the number of outstanding shares of Merger Sub Common Stock in the capital of Merger Sub is subject to change if Merger Sub issues, and Parent purchases, additional shares of Merger Sub Common Stock.

(b)           All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or the Company shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

(c)           Each outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $31.00 per Share, payable to the holder thereof in cash, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.3 (the “Merger Consideration”).  From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of record of a certificate (or certificates) that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and each holder of Shares that immediately prior to the Effective Time were not represented by Certificates (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or transfer of such Book Entry Shares in accordance with Section 2.2, without interest thereon.

Section 2.2            Paying Agent; Surrender of Shares.

(a)           Prior to the Effective Time, Merger Sub shall designate an agent (the “Paying Agent”) for the holders of Shares in connection with the Merger and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c).  At the Effective Time, Parent or Merger Sub shall deposit, or shall cause to be deposited on its behalf, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.1(c).  Such funds shall be invested by the Paying Agent as directed in writing by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares.  Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)           Promptly after the Effective Time (but in any event within five Business Days), Parent shall cause the Paying Agent to mail to each holder of Certificates and each holder of Book Entry Shares, whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which, in the case of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration.  Upon (i) surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as Parent or the Paying Agent may reasonably request) in the case of a book-entry transfer of Book Entry Shares, and such other documents as may be required by Parent or the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled pursuant to Section 2.1 and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or the Book Entry Share is registered, it shall be a condition precedent of payment that (x) either the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book Entry Share shall be properly transferred, and (y) the Person requesting such payment shall have paid any transfer and other Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or Book Entry Share transferred or shall have established to the satisfaction of the Surviving Corporation that each such Tax either has been paid or is not required to be paid.  Until surrendered as contemplated by this Section 2.2, each Certificate or Book Entry Share shall be deemed after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, without interest thereon.

(c)           All Merger Consideration issued and paid upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this ARTICLE II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates or to the Book Entry Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

(d)           At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book Entry Shares, without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 2.3            Withholding.  Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or non-U.S. Tax Law or under any other applicable Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons to whom such amounts would otherwise have been paid.  The Company represents that (i) the Shares are listed on Nasdaq, and (ii) since at least January 1, 2011 there have been at least two brokers and/or dealers making a market in the Shares as contemplated by Section 1.897-9T(d)(2) of the Treasury Regulations.  For the avoidance of doubt, if the representations in the preceding sentence remain true and correct as of the Effective Time and the certificate referred to in the next sentence is timely delivered, the disposition of Shares pursuant to this Agreement shall not be subject to withholding under Section 1445 of the Code.  Prior to the day preceding, but no earlier than one week before, the Effective Time, the Company shall deliver a certificate that identifies at least two brokers and/or dealers making a market in the Shares as contemplated by Section 1.897-9T(d)(2) of the Treasury Regulations through the Effective Time.  If (i) any representation or warranty in this Section 2.3 is not true and correct in all respects or (ii) the Company fails to deliver the certificate contemplated in this Section 2.3, each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold any amounts required to be withheld under Section 1445 of the Code.  For the avoidance of doubt, in the event of any such breach, (i) the breach shall not release Parent or Merger Sub from their obligations to effect the Transactions, and (ii) there shall be no withholding under Section 1445 of the Code if the Company establishes alternative reasons (reasonably satisfactory to Parent) that such withholding is not required.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth below.  Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter.

Section 3.1            Organization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)           The Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  As used in this Agreement, “Company Material Adverse Effect” means any effect, change, development, event or circumstance, or modification, deterioration or worsening of any existing effect, change, development, event or circumstance (each, a “Change”), that considered individually or together with all other Changes, is or would reasonably be expected to be materially adverse to, or has had or would reasonably be expected to have a material adverse effect on, (x) the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, (y) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, or (z) the ability of the Company or any of its Subsidiaries to continue to conduct the management business of the Company and its Subsidiaries in Egypt as currently conducted without penalty, sanction or damage to reputation; provided, however, that, except as otherwise expressly provided below, the following Changes shall not be deemed to be and shall not be a Company Material Adverse Effect and shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i)            any Change in economic conditions or the industries in which the Company operates (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to entities operating in the industries or regions in which the Company and its Subsidiaries operate);

(ii)           any Change resulting from any outbreak or escalation of hostilities or acts of war, political turmoil, sabotage or terrorism in the United States or any other country or region in the world in which the Company and its Subsidiaries operate (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to entities operating in the industries or regions in which the Company and its Subsidiaries operate);

(iii)          any Change to the extent resulting from general economic or political conditions or the conditions of the capital markets in general in the United States or any other country or region in the world in which the Company and its Subsidiaries operate (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to entities operating in the industries or regions in which the Company and its Subsidiaries operate);

(iv)          any Change after the date hereof resulting from the announcement of the Merger or the other transactions contemplated by this Agreement (but any such Change shall not be excluded from this definition for purposes of determining whether any of the representations and warranties in Section 3.7 or Section 3.15 is true and correct);

(v)          any Change after the date hereof resulting from changes in any Laws, or United States generally accepted accounting principles (“GAAP”) or the interpretations thereof (in each case other than Changes that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to entities operating in the industries or regions in which the Company and its Subsidiaries operate);

(vi)          in and of itself, any Change resulting directly and primarily from any failure of the Company or any of its Subsidiaries to take an action if (A) the taking of such action without the consent of Parent would breach this Agreement; and (B) Parent refused to consent to such action after the Company requested Parent’s consent to such action and provided disclosure to Parent of all relevant information (but the underlying facts giving rise to such request shall not, by this clause (vi), be excluded from this definition);

(vii)         the failure, in and of itself, of the Company to meet any internal or published projections or forecasts (but the underlying facts and cause of such failure shall not, by this clause (vii), be excluded from this definition); and

(viii)        in and of itself, a decline in the market price, or change in trading volume, of the Shares (but the underlying facts and cause of such decline or change shall not, by this clause (viii), be excluded from this definition).

Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, any damage or destruction caused by earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorist activities or other casualty affecting 50% or more of the Company’s hotel in Cambridge, Massachusetts or the Company’s hotel in New Orleans, Louisiana shall be deemed to be a “Company Material Adverse Effect.”

(c)           The Company has heretofore furnished to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries as presently in effect.

Section 3.2            Subsidiaries and Affiliates. Section 3.2 of the Company Disclosure Schedule lists each Subsidiary of the Company.  Each Subsidiary of the Company is directly and wholly owned by the Company.  Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the concept of “good standing” is applicable and in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  As used in this Agreement: the term “Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

Section 3.3            Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 10,000,000 shares of Class A common stock, par value $0.80 per share (the “Common Stock”), (ii) 200,000 shares of Class B common stock, par value $0.80 per share, and (iii) 395,535 shares of preferred stock, par value $25.00 per share.  As of the date of this Agreement, (i) 3,698,230 Shares are issued and outstanding, all of which are entitled to vote on the Merger, (ii) no shares of Class B common stock of the Company are issued and outstanding, (iii) no shares of preferred stock of the Company are issued and outstanding, and (iv) 2,403,946 Shares are issued and owned and held beneficially and of record in the treasury of the Company.  All of the outstanding shares of the Company’s Common Stock are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, (i) there is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Subsidiary of the Company issued and outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Subsidiary of the Company obligating the Company or any Subsidiary of the Company to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment, and (iii) there are no outstanding agreements, arrangements, understandings or commitments of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Subsidiary of the Company.

(b)           There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party, or to the Company’s knowledge, to which any stockholder of the Company is a party, relating to the voting or disposition of any shares of the capital stock of the Company or any Subsidiary of the Company, or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Subsidiary of the Company.

Section 3.4            Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for or contemplated by this Agreement, including the Merger (collectively, the “Transactions”).  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions other than, with respect to the Merger, the Company Stockholder Approval.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

Section 3.5            Board Approvals.  The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that each of this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company, (ii) duly and validly adopted and declared advisable this Agreement and approved the Transactions and taken all other corporate action required to be taken by the Board of Directors of the Company to authorize the consummation of the Transactions, (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Board Recommendation”), and (iv) directed that the adoption of this Agreement and approval of the Merger be submitted to the stockholders of the Company, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.  To the knowledge of the Company, all of the Company’s directors and officers intend to vote (or cause to be voted) all Shares beneficially owned by them in favor of the adoption of this Agreement and approval of the Merger.

Section 3.6            Required Vote.  The affirmative vote of the holders of two-thirds of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

Section 3.7            Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or the compliance by the Company with any of the provisions of this Agreement will:

(a)           conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of the Company or the certificate of incorporation, bylaws or other organizational documents of any Subsidiary of the Company; or

(b)           except as individually or in the aggregate are not, and would not reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole, or would not reasonably be expected to have a material adverse affect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement,

(i)            require any filing by the Company or any Subsidiary of the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether local, state, federal or foreign (a “Governmental Entity”), except in the case of this clause (b)(i) for (1) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)), (2) any filings as may be required under the NYBCL in connection with the Merger, (3) the filing with the SEC and the Nasdaq Stock Market (“Nasdaq”), as applicable, of the Proxy Statement, and (4) any filings under applicable antitrust or competition Laws;

(ii)           result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Subsidiary of the Company under, any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, (each, a “Contract”) to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their properties or assets may be bound; or

(iii)          assuming that all consents, approvals, authorizations and other actions described in clause (b)(i) above have been obtained, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.8            Company SEC Documents and Financial Statements.

(a)           Since January 1, 2008, the Company has timely filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”).  No Subsidiary of the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied as to form in all material respects with all applicable requirements of the Exchange Act and the Securities Act, as the case may be.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”) filed prior to the date of this Agreement (i) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as expressly disclosed in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC) as of the times and for the periods referred to therein.  Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.  The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

(b)           The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC staff since January 1, 2008 through the date of this Agreement with respect to any of the Company SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(c)           The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.

(d)           The Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company and its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect the Company’s and its Subsidiaries’ transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Board of Directors of the Company, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements. The Company has evaluated the effectiveness of the Company’s and its Subsidiaries’ internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.  The Company has disclosed to the Company’s auditors and the Audit Committee of the Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or its Subsidiaries’ internal control over financial reporting.  Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s or its Subsidiaries’ internal control over financial reporting.  Since December 31, 2010, there have been no material changes in the Company’s and its Subsidiaries’ internal control over financial reporting.

(e)           The Company’s and its Subsidiaries’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)           To the knowledge of the Company, there are no SEC or other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or its Subsidiaries or any malfeasance by the Company or any current or former director, officer, employee, agent, independent contractor or franchisee of the Company or any of its Subsidiaries.  Since January 1, 2008, there have been no internal investigations regarding accounting or compliance with Laws discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board of Directors of the Company or any committee thereof.

(g)           Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)           Neither the Company nor any Subsidiary of the Company is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 3.9            Code of Ethics.  The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions.  The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act.  To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 3.10          Absence of Certain Changes.  Except as specifically contemplated by this Agreement, since December 31, 2010, (a) the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course of business consistent with past practice, (b) there has been no Change that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (c) the Company has not taken, or failed to take, any action that, if taken, or failed to be taken, after the date of this Agreement, would violate Section 5.1.

Section 3.11          No Undisclosed Liabilities.  Except for (a) liabilities reflected in the Financial Statements filed with the SEC on Form 10-K or Form 10-Q since December 31, 2010 and prior to the date of this Agreement and (b) for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 2010 or (ii) as have not had, and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP.

Section 3.12          Litigation; Orders.  There is no suit, claim, action, charge, proceeding, including, without limitation, any arbitration proceeding or alternative dispute resolution proceeding, or investigation (“Litigation”) pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Subsidiary of the Company that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive or other non-monetary relief, or (iii) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or materially delay the consummation of the Transactions.  No judgment, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the Transactions.

Section 3.13          Employee Benefit Plans; ERISA.

(a)           Except as disclosed in the Company SEC Documents filed with the SEC since January 1, 2008, there exists no employment, consulting, retention, change in control, severance, termination or similar agreement, arrangement or understanding (collectively, the “Employment Agreements”) between the Company and any individual current or former employee, officer or director of, or consultant to, the Company or any trade or business, whether or not incorporated, that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”).

(b)           Section 3.13(b) of the Company Disclosure Schedule contains a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) all other benefit or compensation plans, policies, programs, agreements or arrangements, including any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other welfare or fringe benefit plan, program, policy, agreement, arrangement or practice sponsored, maintained, contributed to or required to be contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate, for the benefit of any current or former employees, officers, consultants or directors of the Company or an ERISA Affiliate, or with respect to which the Company, its Subsidiaries or an ERISA Affiliate could reasonably have any liability (collectively, the “Benefit Plans”). The Company has delivered or made available to Parent and Merger Sub correct and complete copies of (i) each Benefit Plan and Employment Agreement (including all amendments thereto) or complete written descriptions of each Benefit Plan or Employment Agreement that is not otherwise in writing, (ii) the most recent annual report on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable, (iii) the most recent summary plan description, summary of material modifications and plan prospectus for each Benefit Plan, to the extent applicable, (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to any Benefit Plan, to the extent applicable, (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable, (vi) a current Internal Revenue Service favorable determination letter or opinion letter on which the Company or its ERISA Affiliate is entitled to rely, to the extent applicable, (vii) all material correspondence to or from any Governmental Entity relating to any Benefit Plan, and (viii) all discrimination tests for each Benefit Plan for the three most recent plan years, to the extent applicable.

(c)           Each Benefit Plan is and has at all times been operated and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code.  Each Benefit Plan and Employment Agreement has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

(d)           Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a recent and currently effective determination letter (or is entitled to rely on a currently effective opinion letter) from the Internal Revenue Service that such Pension Plan is so qualified and that its related trust is exempt from taxation under Section 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would reasonably be expected to adversely affect such qualification.

(e)           None of the Benefit Plans is, and the Company, any Subsidiary of the Company and any ERISA Affiliate of either have never maintained or been a party to, or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA (a “Title IV Plan”), (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA), or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code).  There are no unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made.

(f)           Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably could be expected to subject the Company, any Subsidiary of the Company or any ERISA Affiliate to any material tax or penalty.

(g)           With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened or anticipated, other than routine claims for benefits.  There is no contract or arrangement, plan or agreement by or with the Company or any Subsidiary of the Company (including Benefit Plans and Employment Agreements) covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any Subsidiary of the Company that would not be deductible by the Company by reason of Section 280G or Section 162(m) of the Code.  No Benefit Plan or Employment Agreement provides for any gross-up or similar payment with respect to Taxes which may be incurred in connection therewith.

(h)           The Company, its Subsidiaries and any ERISA Affiliates of either have no obligations to provide any health benefits or other non-pension benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

(i)            Neither the negotiation or the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, director or consultant of the Company or any Subsidiary of the Company to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits, or (iv) result in the imposition of any restriction on the ability to amend or terminate any Benefit Plan or Employment Agreement.

(j)            With respect to each Benefit Plan that is subject to the law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

(k)           Each Benefit Plan may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Closing.

Section 3.14          Taxes.

(a)           (i) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries on or prior to the date hereof have been filed and with respect to each such Tax Return either (A) such Tax Return was timely filed or (B) the statute of limitations with respect to such Tax Return has expired, (ii) all such Tax Returns filed after December 31, 1998 were true, correct and complete in all material respects and were prepared in material accordance with all applicable Tax Laws, and (iii) since January 1, 1999 (and, to the knowledge of the Company, for all periods or portions thereof prior thereto), all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid.

(b)           (i) All material Tax Returns required to be filed by the Company or any of its Subsidiaries after the date hereof and at or prior to the Effective Time will be timely filed (taking into account any extensions of time to file), (ii) such Tax Returns will be true, correct and complete in all material respects, and (iii) all material Taxes due and owing by the Company or any of its Subsidiaries with respect to such Tax Returns (whether or not shown on such Tax Returns) will be timely paid.

(c)           None of the Company or any of its Subsidiaries has incurred any liability for Taxes since the date of the most recent Financial Statements other than in the ordinary course of business and other than related to or arising from transactions contemplated by this Agreement.

(d)           Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes (which waiver is still in effect), or agreed to any extension of time (which extension is still in effect) with respect to the assessment of any Tax.

(e)           No Taxes or Tax Returns of the Company or any of its Subsidiaries are being contested as of the date hereof and there are no audits, claims, assessments or levies, or administrative or judicial proceedings pending or threatened in writing regarding Taxes or Tax Returns of the Company or any of its Subsidiaries.

(f)           Section 3.14(f) of the Company Disclosure Schedule lists all jurisdictions in which Tax Returns that report income taxes (including, without limitation, franchise and excise taxes based on net income, as well as the former single business tax in Michigan, the Michigan business tax, the business and occupation tax in Washington, the margin tax in Texas, and similar taxes, but excluding franchise and similar taxes based on capital stock, net or gross assets or a fixed annual fee), sales or use taxes (including, without limitation, gross receipts taxes and value added taxes), or ad valorem property taxes or other taxes based on net worth, in each case including, without limitation, Tax Returns prepared or supplied by the relevant Taxing Authority, are currently required to be filed by the Company or any of its Subsidiaries.  No written claim has been made within the past six years by any Taxing Authority or jurisdiction that the Company or any Subsidiary of the Company was or may be required to file any Tax Return that was not filed.

(g)           There are no liens for Taxes on any assets of the Company or any of its Subsidiaries except for Permitted Encumbrances.

(h)           With respect to Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, (i) all material Tax Returns required to be filed by the Company or any of its Subsidiaries on or prior to the date hereof have been filed and with respect to each such Tax Return either (A) such Tax Return was timely filed or (B) the statute of limitations with respect to such Tax Return has expired, (ii) all such Tax Returns filed after December 31, 1998 were true, correct and complete in all material respects and were prepared in material accordance with all applicable Tax Laws, and (iii) since January 1, 1999 (and, to the knowledge of the Company, for all periods or portions thereof prior thereto), all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been so withheld and have been paid over to the appropriate Taxing Authority.

(i)           Since December 31, 2010, no Person has (i) changed any material Tax accounting methods, policies or practices of the Company or any of its Subsidiaries except as required by a change in GAAP, (ii) made, revoked or amended any material Tax election of the Company or any of its Subsidiaries, (iii) filed any material amended Tax Return or claim for refund of the Company or any of its Subsidiaries, or (iv) settled or compromised any material Tax liability or refund of the Company or any of its Subsidiaries.

(j)           Neither the Company nor any of its Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes after December 31, 1998 (and, to the knowledge of the Company, prior thereto) (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) in respect of taxable periods commencing on or after January 1, 1999 (and, to the knowledge of the Company, for all periods commencing prior thereto), arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor by contract or otherwise.

(k)           Neither the Company nor any of its Subsidiaries currently is a party to, bound by or has any obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding (including, but not limited to, an indemnification agreement or arrangement).  Neither the Company nor any of its Subsidiaries currently is a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract with any third party which could be treated as a partnership for federal income Tax purposes.

(l)           Since October 22, 2004, neither the Company nor any of its Subsidiaries has ever taken a deduction or received any Tax benefit arising with respect to any “reportable transaction” as defined in Section 6707A(c) of the Code (or any corresponding provision of state, local or non-U.S. Law).  On its federal income Tax Returns for periods commencing on or after January 1, 1999, (and, to the knowledge of the Company, for all periods commencing prior thereto), the Company has disclosed all positions identified by its accountants in preparing its Tax Returns as positions taken that reasonably could be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)           Neither the Company nor any of its Subsidiaries is the subject of any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Law).  Since January 1, 2005, no Taxing Authority has proposed in writing any adjustment or change of accounting method with respect to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries: is a party to any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) that affects the Company’s or such Subsidiary’s 2011 taxable year or will affect any subsequent taxable year; has participated in an installment sale or open transaction disposition for which any amount has not been included in income on a federal or state income Tax Return; or received any prepayment, other than in the ordinary course of business, the full amount of which has not been included in income on one or more applicable income Tax Returns.  Neither the Company nor any of its Subsidiaries has (i) any deferred intercompany gain or loss described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), or (iii) any dual consolidated loss described in Section 1503(d) of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or non-U.S. Law), and neither the Company nor any of its Subsidiaries will have any such items through the Effective Time.

(n)           The Company and each of its Subsidiaries have made available to Parent true and complete copies of all federal income Tax Returns and other income Tax Returns set forth in Section 3.14(n) of the Company Disclosure Schedule, in each case, filed by, on behalf of or with respect to any of the Company or any if its Subsidiaries for each of the Taxable years and periods ending on or after January 1, 2005 which have been filed, or will be filed, prior to the Effective Time.

(o)           All material written communications to or from any Taxing Authority, that (i) were received by the Company or any of its Subsidiaries since January 1, 2005 and (ii) relate either (A) to a position taken or to be taken on a Tax Return or (B) to one or more items of income, assets or activities not shown on the Tax Return to which such communication relates, have been delivered to Parent for inspection. No written ruling or determination has been received from any Taxing Authority by the Company or any of its Subsidiaries since January 1, 2005.

(p)           [Intentionally left blank.]

(q)           Neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.  No Subsidiary of the Company that is organized outside the United States owns any real property located in the United States, or is engaged in a trade or business in the United States within the meaning of Section 882 of the Code.  Section 3.14(q) of the Company Disclosure Schedule lists (i) each entity that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Company has an ownership interest, (ii) each non-U.S. entity that is a disregarded entity and not separate from either the Company or any of its Subsidiaries under Section 301.7701-2 of the Treasury Regulations, (iii) for each of the Company and each Subsidiary of the Company, each country in which the Company or such Subsidiary has a “permanent establishment,” as that term is defined in an applicable income Tax treaty between such country and the country in which the Company or such Subsidiary, as the case may be, is a resident for purposes of such treaty, and (iv) for each of the Company and each Subsidiary of the Company, each country (A) in which the Company or such Subsidiary has operations, employees, or an office and (B) that does not have an income Tax treaty with the country in which the Company or such Subsidiary is a Tax resident. Other than its Subsidiaries, neither the Company nor any Subsidiary has any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity organized outside the United States.

(r)           Since January 1, 1999 (and, to the knowledge of the Company, at any time before then), neither the Company nor any of its Subsidiaries has reduced the basis of any stock in any Subsidiary which reduction was treated as a deduction allowed for depreciation within the meaning of Section 1017(d)(1)(B) of the Code, as modified by (where and when applicable) Section 1.1502-28(b)(4) of the Treasury Regulations, which stock has a fair market value in excess of its basis, and which stock is in whole or in part “section 1245 property” the sale of which would give rise to a material amount of ordinary income.

(s)           Section 3.14(s) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries is currently the beneficiary of or is subject to any material Tax exemption, Tax holiday, or other Tax reduction agreement or order of a Taxing Authority and (ii) the nature of such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(t)           None of the property owned or used by the Company or any Subsidiary of the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981, the sale of which property would result in the recapture of the investment tax credit or of accelerated cost recovery deductions in a material amount individually or in the aggregate.

(u)           Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code.

(v)           The Company is not aware of any information or facts inconsistent with the information provided to RSM McGladrey, Inc. in connection with its preparation of the September 22, 2011, as updated October 2, 2011, earnings and profits analysis of the Company and its Subsidiaries.  To the knowledge of the Company, it is not in possession of any information that is responsive to any information or data request by RSM McGladrey, Inc. in connection with such earnings and profits analysis that the Company did not provide to RSM McGladrey, Inc.

(w)          No election has been made under Section 301.7701-3 of the Treasury Regulations with respect to Charterhouse of Cambridge Trust, a Massachusetts business trust and a wholly owned subsidiary of the Company (“Charterhouse of Cambridge”), which was filed since October 1, 2006 or effective on or after October 1, 2006.

For purposes of this Section 3.14, any reference to either the Company or any Subsidiary of the Company shall be deemed to include any entity that was merged or was liquidated into the Company or such Subsidiary, as applicable.

Notwithstanding any other provision of this Agreement, the Company makes no representation or warranty regarding the amount, availability, or use of any Tax attributes (including net operating loss carry forwards, Tax credits and Tax bases) of the Company or its Subsidiaries after the Effective Time, including in connection with any liquidation or restructuring of the Company following the Closing.

Section 3.15          Material Contracts.

(a)           Neither the Company, its Subsidiaries, nor, to the knowledge of the Company, any other party, is in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts to which it is a party; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a material default under any Material Contract.  Each of the Material Contracts is enforceable against the Company or applicable Subsidiary of the Company in accordance with its terms and, to the Company’s knowledge, is enforceable against other parties to such Material Contract in accordance with its terms.

(b)           Section 3.15(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of

(i)            all Contracts or letters of intent entered into after January 1, 2008, and all currently effective Contracts entered into before that date, regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise to which the Company or any Subsidiary of the Company is a party;

(ii)           all currently effective credit agreements, indentures, mortgages, security agreements and other Contracts related to any indebtedness for borrowed money of the Company or any of its Subsidiaries;

(iii)          all joint venture or other similar Contracts to which the Company or any Subsidiary of the Company is a party;

(iv)          all currently effective Contracts (including related Contracts) under which the Company or any Subsidiary of the Company has advanced or loaned or agreed to advance or loan to any other Person (together with such Person’s Related Persons) $75,000 or more;

(v)           all currently effective guarantees by the Company or any Subsidiary of the Company of any obligations or liabilities of any other Person;

(vi)          all Contracts or groups of related Contracts to which the Company or any of its Subsidiaries is a party the performance of which (i) since January 1, 2010 involved annual payments or receipts by the Company and its Subsidiaries of an aggregate amount in excess of $75,000, or would reasonably be expected to involve payments or receipts by the Company and its Subsidiaries after December 31, 2010 of an aggregate amount in excess of $75,000, and (ii) are not cancelable by the Company or any of its Subsidiaries on 60 days’ or less notice without premium or penalty;

(vii)         all currently effective exclusive sales representative Contracts to which the Company or any Subsidiary of the Company is a party;

(viii)        all currently effective Contracts under which the Company or any Subsidiary of the Company has granted any Person registration rights (including demand and piggy-back registration rights);

(ix)           all currently effective Contracts purporting to restrict or prohibit the Company or any Subsidiary of the Company from engaging or competing in any business or engaging or competing in any business in any geographic area;

(x)            all currently effective labor agreements, collective bargaining agreements or other labor related Contracts (including work rules and practices) to which the Company or any Subsidiary is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees;

(xi)           all currently effective IP Contracts to which the Company or any Subsidiary of the Company is a party other than standard license agreements for commercially-available, off-the-shelf software having an acquisition price of less than $75,000 in the aggregate for each such software product or group of related software products;

(xii)          any Contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company or any Subsidiary of the Company;

(xiii)         each Contract to which the Company or any Subsidiary is a party with any Governmental Entity;

(xiv)         any Contract that is currently effective or that was executed after January 1, 2008 which provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any real property to which the Company or any Subsidiary of the Company is a party;

(xv)          any currently effective Contract relating to the development or construction of, or additions or expansions to, any real property that would cause the Company and its Subsidiaries to exceed the capital budget for such property listed in Section 3.15(b)(xv) of the Company Disclosure Schedule;

(xvi)         any Contract relating to the operation or management of any Owned Real Property or any Leased Real Property to which the Company or any Subsidiary of the Company is a party;

(xvii)        any hotel or other management agreement or franchise agreement to which the Company or any Subsidiary of the Company is a party;

(xviii)       any Contract under which the Company or any of its Subsidiaries has agreed not to bring Litigation against any Person or under which any Person has agreed not to bring any Litigation against the Company or any of its Subsidiaries;

(xix)         any Contract relating to Material Artwork to which the Company or any Subsidiary of the Company is a party;

(xx)           all Contracts obligating the Company or any Subsidiary of the Company to indemnify any current or former director, officer, partner, member, trustee or employee of the Company or any Subsidiary of the Company; and

(xxi)         all other Contracts which are material to the Company and its Subsidiaries taken as a whole.

The Contracts referenced in this Section 3.15(b) are referred to herein collectively as the “Material Contracts”).  The Company has furnished to Parent a correct and complete copy of each Material Contract.  For purposes of this Agreement, a Contract will be considered to be currently effective if any Person currently has or in the future may have any right, remedy, benefit, obligation or liability thereunder.

(c)           No Material Contract will, by its terms, (i) terminate or accelerate as a result of the transactions contemplated hereby or (ii) require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

(d)           Section 3.15(d) of the Company Disclosure Schedule (i) lists all currently effective Contracts pursuant to which any Person has a right to a payment from the Company or any of its Subsidiaries based upon any current or future franchise, management, incentive or other fee earned by or paid to the Company or any of its Subsidiaries and (ii) identifies the specific current or future property or properties to which the Contract relates and the amount of the fee to which such Person has a right pursuant to the Contract.

(e)           Section 3.15(e) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company or its Subsidiaries with any executive officer or director of the Company or its Subsidiaries.  No officer or director of the Company, its Subsidiaries, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or its Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 3.16          Real and Personal Property.

(a)           The Company and its Subsidiaries own title to, or have a valid leasehold interest in, all of their respective properties (real, personal or mixed) and assets, free and clear of all Encumbrances (other than Permitted Encumbrances).  The Company and its Subsidiaries enjoy peaceful and undisturbed possession of all of their respective owned and leased real property.  For purposes of this Agreement, the term “Permitted Encumbrances” means (i) liens for Taxes that are (x) not yet due and payable or (y) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, and (ii) easements, covenants, conditions and other similar agreements and/or restrictions affecting title to or the use and/or operation of real property that would be disclosed by a current title report for the subject property.

(b)           Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or its Subsidiaries (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), and for each Owned Real Property, identifies the street address of such Owned Real Property.

(c)           With respect to the Owned Real Property, there are no unrecorded options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.  Attached to Section 3.16(c) of the Company Disclosure Schedule are all policies of title insurance currently existing in favor of the Company or its Subsidiaries with respect to Owned Real Property.

(d)           Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”; the Leased Real Property and the Owned Real Property, together, the “Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or a Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date of this Agreement have been made available to Parent.  Each Real Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company and is in full force and effect.  There is no default under any Real Property Lease either by the Company, any Subsidiary of the Company or, to the Company’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary of the Company thereunder, except for such defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e)           Neither the Company nor any Subsidiary of the Company is a party to any lease, sublease, license or other agreement granting to any third party a right to the use, occupancy or enjoyment of any Owned Real Property or Leased Real Property or any portion thereof.

(f)           Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, (i) the Real Property includes all real property necessary for the business of the Company and/or its Subsidiaries as currently conducted; (ii) neither the Company nor its Subsidiaries have received notice of any pending condemnation or similar proceeding affecting any portion of the Real Property and, to the knowledge of the Company, no such action is presently contemplated or threatened; (iii) neither the Company nor any of its Subsidiaries has received written notice of a material violation of Law which would require any material expenditure to remediate, remedy, remove, modify or improve any portion of the Real Property in order to bring it into material compliance therewith; (iv) the Real Property has adequate direct access to and from completed, dedicated and accepted public roadways and there is no pending, or to the knowledge of the Company, threatened governmental proceeding which would impair or curtail such access; and (v) to the knowledge of the Company, there is no material structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the improvements located on the Real Property and all such improvements are in good condition, ordinary wear and tear excepted.

Section 3.17          Intellectual Property.

(a)           Set forth in Section 3.17(a) to the Company Disclosure Schedule is a true and complete list of all patents and patent applications, trademarks and service marks and all applications and registrations therefor, all Internet domain names, and all applications and registrations for copyrights included in the Company Owned IP, including the registration or application number, owner(s) thereof, and jurisdiction of filing.

(b)           The Company has or the Company’s Subsidiaries have an unrestricted and exclusive ownership interest in all Company Owned IP (in each case, free and clear of any Encumbrances) and is listed in the records of the appropriate United States, foreign or other registry as the sole and exclusive current owner of record for each application and registration included in the Company Owned IP.  The Company IP includes all Intellectual Property, and the Company’s and the Company’s Subsidiaries’ rights in and to the Company IP include all Intellectual Property rights, used or otherwise exploited in or necessary for the conduct of the business of the Company and the Company’s Subsidiaries as currently conducted and as except as are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  No academic institution or Governmental Entity has any right, title or interest (including any “march in” rights) in or to any Company Owned IP, and no funding, facilities or personnel of any academic or Governmental Entity were used, directly or indirectly, to create in whole or in part, any Company Owned IP.

(c)           Neither the Company nor any Subsidiary of the Company has licensed or sublicensed its rights in any Intellectual Property other than pursuant to the IP Contracts, and no royalties, honoraria or other fees are payable by the Company or any Subsidiary of the Company for the use of or right to use any Intellectual Property rights, except pursuant to the IP Contracts.  Neither the Company nor any Subsidiary of the Company is party to any contract or other agreement that would require Parent or any of its Affiliates (other than the Company or a Subsidiary of the Company) to license or make available its or its Affiliates’ Intellectual Property to any other Person, or restrict the use by Parent or any of its Affiliates (other than the Company or a Subsidiary of the Company) of such Intellectual Property as a result of the transactions contemplated hereby.

(d)           To the knowledge of the Company, no Person, during the past three years, has misappropriated, infringed, diluted, or otherwise violated, either directly or indirectly, any Company IP, nor is any Person currently doing so in any material respect.  No Litigation has been brought or threatened against any Person (i) by the Company or Subsidiary of the Company during the past three years, with respect to any Company Owned IP or any Company Licensed IP with respect to which the Company or any Subsidiary of the Company has the right to bring a Litigation or (ii), with respect to any or all of the Company Licensed IP and to the knowledge of the Company, by any licensors of the Company or a Subsidiary of the Company during the past three years and, to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing clauses (i) and (ii).

(e)           The conduct of the business of the Company and its Subsidiaries as (x) currently conducted, and (y) conducted in the past three years, and the exploitation of the Company IP in connection with any of the foregoing, has not misappropriated, infringed, diluted, or otherwise violated and does not misappropriate, infringe, dilute, or otherwise violate, either directly or indirectly, the Intellectual Property of any Person.  Except as set forth in Section 3.17(e) of the Company Disclosure Schedule (i) there has not been any Litigation during the past six years with respect to any Company IP, there is no pending Litigation and, to the knowledge of the Company, there is no threatened Litigation (A) alleging misappropriation, infringement, dilution or other violation by the Company or any Subsidiary of the Company of any Intellectual Property of any Person, (B) challenging the Company’s or any Subsidiary of the Company’s ownership or use of, or the registrability or maintenance of, any Company IP, (C) challenging the validity or enforceability of any Company IP, (D) alleging that the use by the Company or any Subsidiary of the Company of any Company Licensed IP is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Affiliate acquired the right to use such Intellectual Property, or (E) alleging misuse or antitrust violations arising from the use or other exploitation of any Intellectual Property, and (ii) to the knowledge of the Company, there is no basis for any Litigation regarding any of the foregoing.  No Company IP has been or is being used or enforced by the Company or any Subsidiary of the Company, and to the knowledge of the Company, by any of their licensors, in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Intellectual Property.

(f)           All patents and patent applications, trademark registrations and applications and all other applications, registrations and filings under the Company IP (i) meet all material applicable requirements for obtaining a patent, trademark registration or other Intellectual Property registration, including any applicable disclosure requirements, including with respect to prior art references or other material prosecution information and the duty of candor of each of the owners and inventors of any patents and their attorneys, agents and relevant employees and representatives, (ii) are subsisting, in full force and effect, (iii) are valid and enforceable, (iv) have not expired, been cancelled or abandoned, and (v) have had paid in a timely manner all registration, maintenance and renewal fees necessary to preserve the rights of the Company and its Subsidiaries in connection with such Company IP.

(g)           Neither the Company nor any Subsidiary of the Company has entered, or is subject to, any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements in connection with the resolution of any disputes or Litigation that (i) restricts the Company or any Subsidiary of the Company with respect to any material Company IP, (ii) restricts the Company’s or any Subsidiary of the Company’s businesses in any material manner in order to accommodate any Person’s Intellectual Property, or (iii) permits any Person to use any material Company IP except as expressly permitted under an IP Contract.

(h)           The Company and each Subsidiary of the Company has implemented commercially reasonable measures to maintain the confidentiality of the trade secrets and other proprietary information under the Company IP.  No current or former employee or contractor of the Company or any Subsidiary of the Company owns any right, title or interest in or to any of the Company Owned IP.  To the knowledge of the Company, there has not been any disclosure of any confidential information of the Company or any Subsidiary of the Company (including any such information of any other Person disclosed in confidence to the Company or any Subsidiary of the Company) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.  The Company and its Subsidiaries have complied with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personally identifiable information.

(i)           None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use, or hold for use any of the Intellectual Property as owned, used, or held for use in the conduct of their businesses as they are currently conducted or presently contemplated to be conducted.

Section 3.18          Material Artwork.  Section 3.18 of the Company Disclosure Schedule contains a correct and complete list of all works of art owned by the Company with a purchase price or value, in the Company’s good faith estimate, in excess of $25,000 (the “Material Artworks”), the name of the author that created each Material Artwork and to the Company’s knowledge, the provenance of each Material Artwork.  To the knowledge of the Company: (i) each Material Artwork is authentic, (ii) if any Material Artwork has been exported from any country, such exportation has been in conformity with the Laws of the country from which such Material Artwork was exported, and the importation of such Material Artwork into each new country has been in conformity with the Laws of each country into which such Material Artwork was imported, (iii) the Company or its Subsidiary is the sole and absolute owner of all Material Artworks listed on Section 3.18 of the Company Disclosure Schedule, (iv) the Company or its Subsidiary has good and marketable title to all Material Artworks, and (v) at Closing all such Material Artworks will be owned by the Company or its Subsidiary free and clear of any and all Encumbrances.  The Material Artworks are currently insured by the Company, and to the knowledge of the Company have not been damaged or modified in any way.  No work of art owned by the Company as of December 31, 2010 has been sold or otherwise transferred by the Company or any of its Subsidiaries.

Section 3.19          Labor Matters.

(a)           With respect to the employees of the Company, its Subsidiaries or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement, and except as set forth in Section 3.19(a) of the Company Disclosure Schedule:

(i)            no employees are represented by any labor union, labor organization, trade union, works council or similar organization or employee association and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization or association;

(ii)           there is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the knowledge of the Company, threatened, nor has there been any such action or event during the three years prior to the date of this Agreement;

(iii)          none of the Company, its Subsidiaries, or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement is a party to, bound by or in the process of negotiating any collective bargaining or similar agreement with any labor union, labor organization, trade union, works council or similar organization or employee association, or work rules or practices agreed to with any labor union, labor organization, trade union, works council or similar organization or employee association;

(iv)          there is no unfair labor practice proceeding pending or, to the knowledge of the Company, threatened;

(v)           there are no pending material grievances or material arbitration proceedings;

(vi)          there are no consent decrees from any federal or state agency;

(vii)         to the knowledge of the Company, no executive or general manager (1) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person in conflict with the present and proposed business activities of the Company or its Subsidiaries, except agreements between the Company, its Subsidiaries or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement and such executive or general manager or (2) intends to terminate his or her employment with the Company, its Subsidiaries or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement;

(viii)        there has not been any (1) action within the past three years requiring notice to employees under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar foreign, state or local Law; or (2) incurred liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied;

(ix)          the Company, its Subsidiaries or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement are not and have not been: (1) a “contractor” or “subcontractor” (as defined by Executive Order 11246), or (2) required to comply with Executive Order 11246, or (3) required to maintain an affirmative action plan;

(x)           the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of, or any payment due under, any collective bargaining agreement or any other labor-related agreement;

(xi)          none of the Company, its Subsidiaries, or any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement is (1) delinquent in material payments to any of their respective, current or former, employees or consultants for any services or amounts required to be reimbursed or otherwise paid or (2) liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice); and

(xii)         the Company and its Subsidiaries are and have been in compliance with all (1) applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, disability, discrimination, employee whistleblowing, employee leaves, workers compensation, labor relations, classification of employees, immigration, equal opportunity and workplace safety and health, except in each case where the foregoing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (2) obligations under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(b)           With respect to the employees of the Company, its Subsidiaries, any property which the Company or its Subsidiaries is engaged as the operator or manager under a hotel or other management agreement, and, to the knowledge of the Company, any franchisee of the Company or its Subsidiaries, and except as set forth in Section 3.19(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has received (i) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (ii) written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (iii) written notice of any Litigation or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes or representatives of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(c)           Section 3.19(c) of the Company Disclosure Schedule contains a correct and complete list of all employees of the Company and its Subsidiaries as of the date hereof and, with respect to each such employee, each employee’s location of work, the total annual compensation (including, without limitation, salary, bonuses and incentive compensation) for the year ended December 31, 2010 and benefits presently received by such employee, such employee’s current salary and title, and the number of years of continuous service of such employee with the Company and its Subsidiaries.  Each employee of the Company and its Subsidiaries whose hourly wage is less than the federal or applicable state minimum wage has been properly classified and treated as a tipped employee and has been paid all amounts owed under applicable Law.

Section 3.20          Compliance with Laws.  Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries have complied in a timely manner with, and are in compliance with, all Laws which affect the business, operations, properties or assets of the Company and its Subsidiaries, (b) no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the Company’s knowledge, brought, initiated or threatened against the Company or any Subsidiary of the Company alleging or investigating any violation of any of the foregoing; (c) each of the Company and its Subsidiaries and, to the Company’s knowledge, their respective employees and business partners, as applicable, has all filings, licenses, permits, certificates, exemptions, orders, consents, clearances, registrations, approvals and authorizations of all Governmental Entities and third Persons necessary for the conduct of the Company’s and its Subsidiaries’ business and the use of their properties and assets, as presently conducted and used (collectively, the “Company Permits”); and (d) all such Company Permits are in full force and effect and, as of the date of this Agreement, none of the Company Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or threatened, and the Company has been and is in compliance with the terms of the Company Permits and any conditions placed thereon.

Section 3.21          Environmental Matters.

(a)           Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i)            the Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

(ii)           with respect to the real property that is currently leased or operated by the Company or any Subsidiary of the Company, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq. (“CERCLA”)) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that requires or is likely to require Cleanup under applicable Environmental Laws;

(iii)          with respect to real property that was formerly owned, leased or operated by the Company or any of its predecessors in interest, there were no spills, discharges or releases (as such term is defined by CERCLA) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company’s ownership or operation of such real property that requires or is likely to require Cleanup under applicable Environmental Laws; and

(iv)          neither the Company nor any of its Subsidiaries has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (x) listed on the Federal National Priorities List (“NPL”) or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”), each established pursuant to CERCLA; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) has been subject to environmental investigation or remediation.

(b)           Neither the Company nor any Subsidiary of the Company has received written notice from any Person, including any Governmental Entity, alleging that the Company or any Subsidiary of the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law.  Neither the Company nor any Subsidiary of the Company has received any written request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(c)           There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary of the Company has or may have retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance that could form the basis of any Environmental Claim against the Company, any Subsidiary of the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary of the Company has or may have retained or assumed whether contractually or by operation of law.

(d)           Neither the Company nor any Subsidiary of the Company has entered into any written agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

(e)           The following terms shall have the following meanings for the purposes of this Agreement:

(i)           “Cleanup” means all actions required to: (1) clean-up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(ii)           “Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or Cleanup of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

(iii)           “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) (a) arising out of, based on or resulting from (1) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (b) under or pursuant to any Environmental Law.

(iv)           “Hazardous Substances” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.22          Insurance.  Section 3.22 of the Company Disclosure Schedule (i) lists all material insurance policies maintained by or on behalf of the Company or any Subsidiary of the Company as of the date of this Agreement and (ii) includes a description of any self-insurance arrangements in effect as of the date of this Agreement with respect to the Company or any Subsidiary of the Company (such arrangements, together with all similar arrangements in respect of the Company covering earlier periods, being referred to herein as the “Self-Insurance Arrangements”).  The Company has heretofore made available to Parent true, correct and complete copies of certificates of all such insurance policies.  All such policies and the Self-Insurance Arrangements are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company or a Subsidiary of the Company, as applicable, and the Company and its Subsidiaries, as applicable, are otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, (a) neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Subsidiary of the Company has received any written notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or its Subsidiaries in the future on substantially the same terms as now in effect, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company.

Section 3.23          Certain Business Practices.  The Company, the Company’s Subsidiaries, all current and former directors, officers, employees, agents, independent contractors and franchisees of any of the foregoing and each other Person acting on behalf of the Company or any of its Subsidiaries have complied and are in compliance, in all material respects, with all applicable requirements under (i) the Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (iii) all other international anti-bribery conventions, and (iv) all other applicable Laws relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, Laws requiring the disclosure of agency relationships or commissions and anti-corruption rules of any international financial institutions with which any of them do business (collectively, the “Anti-Bribery Laws”).  During the last ten years, neither the Company nor any of its Subsidiaries has received any communication alleging that the Company, any of its Subsidiaries, any current or former director, officer, employee or authorized agent of any of the foregoing or any other Person acting on behalf of the Company or any of its Subsidiaries has or may have violated, or has or may have any material liability under, any Anti-Bribery Law.  The Company and its Subsidiaries have retained, and continue to retain, accurate books and records and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by the Company and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Bribery Laws.

Section 3.24          Opinion of Financial Advisor.  The Company has received the written opinion of Deutsche Bank Securities, Inc. (the “Company Financial Advisor”), dated November 2, 2011, to the effect that, as of such date, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares, and a copy of such opinion will be delivered promptly to Parent and Merger Sub, solely for informational purposes, upon receipt by the Company.  If required by applicable Law, the Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, provided that any description of or reference to Company Financial Advisor or summary of such opinion in the Proxy Statement is in a form reasonably acceptable to the Company Financial Advisor and its counsel.

Section 3.25          Brokers.  No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or Merger Sub.  True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, are included in Section 3.25 of the Company Disclosure Schedule.

Section 3.26          State Takeover Statutes.  The approval of the Company’s Board of Directors of the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in Section 912 of the NYBCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.27          Related Party Transactions.  There are no outstanding amounts payable to or receivable from, and neither the Company nor any of its Subsidiaries is a creditor or debtor of, or party to any oral or written contract or transaction with, (i) any beneficial owner of 5% or more of the outstanding Shares or any Affiliate or immediate family member of such a beneficial owner, (ii) any director, officer or employee of the Company or any of its Subsidiaries or any Affiliate or immediate family member of such a director, officer or employee, or (iii) any Affiliate of the Company or any Subsidiary of the Company (any such person, a “Related Person”).  No Related Person has any interest in any material property used by the Company or any of its Subsidiaries.  As used in this Section 3.27, the term “immediate family member” shall have the meaning given to such term in Item 404 of Regulation S-K of the SEC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1            Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

Section 4.2            Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by each of the Board of Directors of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

Section 4.3            Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will

(a)           conflict with or result in any breach of any provision of the certificates of incorporation or the bylaws of Parent or Merger Sub,

(b)           except as individually or in the aggregate would not reasonably be expected to have a material adverse effect on the ability of the Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement,

(i)            require any filing by Parent or Merger Sub with, or permit, authorization, consent or approval of, any Governmental Entity, except in the case of this Clause (b)(i) for (1) compliance with any applicable requirements of the Exchange Act, (2) any filings as may be required under the NYBCL in connection with the Merger, (3) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (4) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, or (5) any filings under applicable antitrust or competition Laws, or

(ii)           assuming that all consents, approvals, authorizations and other actions described in subsection (b)(i) have been obtained, conflict with or violate any Law applicable to Parent, any of its Subsidiaries, or any of their properties or assets.

Section 4.4            Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.5            Available Funds.  Parent has delivered to the Company true, correct and complete copies of (i) the executed Equity Commitment Agreement to provide to Parent, subject to the conditions set forth therein, equity financing in the aggregate amount set forth therein (the “Equity Financing”) and (ii) the executed HPT Purchase Agreement pursuant to which HPT, subject to the satisfaction or waiver of the conditions set forth therein (including all exhibits referenced therein), has agreed to purchase from Parent, and Parent has agreed to sell to HPT, certain assets immediately following the Closing for the aggregate purchase price set forth therein (such purchase price being referred to herein as the “Purchase Funding,” and together with the Equity Financing collectively referred to as the “Funding”) and to advance the Purchase Funding to Parent and Merger Sub at the Effective Time.  Each of the Funding Agreements, in the form so delivered on the date hereof, is in full force and effect and the commitment contained in the Equity Commitment Agreement has not been withdrawn or rescinded in any respect.  The Funding Agreements are the valid, binding and enforceable obligations of Parent and Merger Sub and the other parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.  Subject to the satisfaction of the conditions precedent set forth in the Funding Agreements and ARTICLE VII, the aggregate proceeds from the Funding will be, and Merger Sub will have at the Effective Time cash and other available financial resources, sufficient to fund the payment in full of the aggregate Merger Consideration as well as to make all other required payments payable by Parent or Merger Sub in connection with the Merger (including without limitation the fees and expenses of Parent and Merger Sub in connection therewith).  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than as set forth in the Equity Commitment Agreement.  There are no conditions precedent or other contingencies to the advance of the Purchase Funding under the HPT Purchase Agreement other than as set forth in the HPT Purchase Agreement.

Section 4.6            Interim Operations of Parent and Merger Sub.  Each of Parent and Merger Sub was organized for the purpose of entering into this Agreement and consummating the Transactions and has not engaged in any business activities or conducted any operations other than as incident to its organization and in connection with the execution of this Agreement and the consummation of the Transactions.

ARTICLE V

INTERIM OPERATING COVENANTS

Section 5.1            Interim Operations of the Company.  The Company covenants and agrees that, except as expressly contemplated by this Agreement or unless the Company shall have obtained Parent’s prior written consent, after the date of this Agreement, and prior to the earlier of (x) the termination of this Agreement in accordance with ARTICLE VIII and (y) the Effective Time:

(a)           the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to preserve their present business organization intact, to keep available the services of their current officers, employees and consultants, and to maintain good relations with customers, suppliers, employees, contractors, landlords, franchisees, distributors and others having business dealings with the Company and its Subsidiaries;

(b)           the Company shall not, and shall cause its Subsidiaries not to, (i) directly or indirectly, issue, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or its Subsidiaries, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change their certificate of incorporation, bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of their capital stock or other equity interests; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to their capital stock or any equity interest, or (v) enter into, amend or modify any shareholder rights agreement, rights plan, “poison pill” or other similar agreement or plan;

(c)           the Company will not, and will cause its Subsidiaries not to, (i) incur or assume any indebtedness for borrowed money, indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances, indebtedness representing the deferred and unpaid balance of the purchase price of any property (including capitalized lease obligations), indebtedness under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies, or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; or (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets or properties, other than furniture, fixtures and equipment in the ordinary course of business consistent with past practice;

(d)           except as required by the terms of a written Benefit Plan or Employment Agreement or by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, (i) increase the wages, salaries, compensation, pension or other benefits or perquisites payable or provided to any of the Company’s or any of its Subsidiaries’ officers, employees, directors, independent contractors or leased personnel; provided, however, that the Company and its Subsidiaries may, in the ordinary course of business, on the anniversary of any hotel employee’s initial employment with the Company or such Subsidiary increase by no more than 3% the salary payable to such hotel employee, (ii) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any, director, officer or employee of the Company or any of its Subsidiaries, (iii) pay or grant any bonus or similar compensation to any of the Company’s or any of its Subsidiaries’ officers, employees, directors, independent contractors or leased personnel, (iv) enter into, amend or terminate, any Employment Agreement or Benefit Plan, (v) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan or Employment Agreement, (vi) enter into, amend, negotiate or terminate any labor agreement, or (vii) terminate the employment of any person who is a party to an Employment Agreement with the Company or any Subsidiary of the Company other than for cause;

(e)           the Company will not, and will cause its Subsidiaries not to, (i) modify, extend, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets may be bound; (ii) waive, release or assign any rights or claims under any Material Contract; or (iii) enter into any Material Contract;

(f)           the Company shall not, and shall cause its Subsidiaries not to, except as necessary in the ordinary course of business consistent with past practice, (i) grant or acquire, agree to grant to or acquire from any Person any Intellectual Property, or dispose of or permit to lapse any rights to any Company IP, (ii) fail to take any action necessary or advisable to protect or maintain any Company IP that is material to the conduct of the business of the Company or its Subsidiaries as currently conducted and as planned by the Company or its Subsidiaries to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto, or (iii) disclose or agree to disclose to any Person, other than Representatives of Merger Sub and Parent, any trade secret or other confidential information;

(g)           the Company will not, and will cause its Subsidiaries not to, (i) make, revoke or amend any material Tax election of the Company or any of its Subsidiaries, (ii) file any material amended Tax Return or material claim for refund of the Company or any of its Subsidiaries, (iii) enter into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, (iv) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries, or (v) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax of the Company or any of its Subsidiaries;

(h)           the Company will not, and will cause its Subsidiaries not to, (i) settle any Litigation involving an amount in excess of $100,000 or, in the aggregate, an amount in excess of $100,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any Litigation;

(i)            the Company will not, and will cause its Subsidiaries not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(j)            the Company will not, and will cause its Subsidiaries not to, fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(k)           the Company shall not, and shall cause its Subsidiaries not to, make any capital expenditure except (x) in accordance with the budget for capital expenditures attached to Section 5.1(k) of the Company Disclosure Schedule or (y) for capital expenditures not reflected on such budget but which are reasonably necessary to maintain the hotels operated or managed by the Company in good working order provided the aggregate expenditures under this clause (y) do not exceed $75,000;

(l)            the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) except in the ordinary course of business consistent with past practice, any material assets;

(m)           the Company shall not make any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated under the Exchange Act (as authorized by the Company’s independent auditor);

(n)           the Company will not, and will cause its Subsidiaries not to, knowingly take or knowingly omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or that would or would reasonably be expected to materially delay the consummation of, or materially impair the ability of the Company to consummate, the Transactions in accordance with the terms of this Agreement;

(o)           the Company will not, and will cause its Subsidiaries not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Any consent of Parent under this Section 5.1 shall not be unreasonably withheld, conditioned or delayed provided that the Company has disclosed to Parent all relevant information.  Parent’s grant of consent under this Section 5.1 shall not affect whether or not any Change is taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

Section 5.2            No Solicitation.

(a)           The Company agrees that it shall immediately cease and cause to be terminated all discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Person (and its agents and advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.  The Company shall not, and it shall not authorize or permit any of its Subsidiaries, or any of its or its Subsidiaries’ officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly induce, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any non-public information relating to the Company or its Subsidiaries to, or otherwise cooperate in any way with any Person (other than Parent or any of its Affiliates or Representatives) that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Parent, the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal, or publicly take any action or make any public statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant (other than to Parent or any of its Affiliates or Representatives) any waiver or release under any confidentiality, standstill or similar agreement, (v) make, or participate in, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the SEC) of proxies or consents to vote any securities of the Company in favor of any Acquisition Proposal, or (vi) enter into any merger agreement, letter of intent, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to or any understanding or agreement contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal.  The Company shall promptly (and in any event within 24 hours) notify Parent if any proposals are received by, any non-public information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representative, in each case, in connection with an Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions and include copies of all correspondence and written materials provided to the Company or any Company Representative that describe the terms and conditions of any proposal or request and a reasonable description of any terms and conditions of any such proposal or request that were communicated orally.

(b)           Notwithstanding Section 5.2(a), prior to the receipt of Company Stockholder Approval, the Company may, subject to compliance with this Section 5.2, furnish non-public information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement (a copy of which shall be provided to Parent promptly after its execution) with terms no less favorable to the Company than those contained in the Confidentiality Agreements, dated March 11, 2011 and March 16, 2011, each entered into between HPT and the Company (together, the “Confidentiality Agreement”) and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if, but only if, (i) the Company has received on an unsolicited basis, a bona fide written Acquisition Proposal from such Person, (ii) the Board of Directors of the Company determines in good faith, after considering the advice of a nationally recognized investment banking firm and outside legal counsel that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after considering the advice of outside legal counsel to the Company, that the failure to provide such information or to engage in such discussions or negotiations would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, and (iv) there has not been any material breach of this Section 5.2 by the Company or any of its Representatives.

(c)           Prior to furnishing any Person with information or entering into negotiations or discussions pursuant to Section 5.2(b), the Company shall provide Parent at least 24 hours prior written notice of its intention to provide such information or enter into such negotiations or discussions, which notice shall include the name of the Person to whom it intends to provide such information or enter into such negotiations or discussions.  The Company shall promptly provide to Parent any non-public information regarding the Company provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other Person.  The Company shall promptly keep Parent reasonably informed of the status and details of any Acquisition Proposal (including any material changes in the terms thereof) and promptly deliver copies of all correspondence and written materials provided to the Company or any Company Representative with respect to any Acquisition Proposal (and any subsequent material changes to such terms and conditions thereof) and a reasonable description of any terms and conditions of any Acquisition Proposal that were communicated orally.

(d)           Any violation of this Section 5.2 by any of the Company’s Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e)           Except as set forth in this Section 5.2(e), neither the Board of Directors of the Company nor any committee thereof shall make an Adverse Recommendation Change.  Notwithstanding the foregoing, prior to the receipt of Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change with respect to a Superior Proposal if (i) the Company shall have received a Superior Proposal that did not result from a material breach of this Section 5.2 and provided the notice specified in Section 5.2(c), (ii) the Board of Directors of the Company determines in good faith, after considering the advice of outside legal counsel, that the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, (iii) prior to effecting such Adverse Recommendation Change with respect to such Superior Proposal, the Company has provided Parent four full Business Days prior written notice that the Board of Directors of the Company intends to make an Adverse Recommendation Change as a result of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new written notice to Parent and a new two full Business Day period), (iv) during such period (and any new two full Business Day period required by this Section 5.2(e)) the Company has caused its financial and legal advisors to negotiate with Parent in good faith as to any such adjustments in the terms and conditions of this Agreement proposed by Parent so as to cause such Acquisition Proposal to cease to constitute a Superior Proposal, and (v) following such period(s), the Board of Directors of the Company determines in its good faith judgment (after considering the advice of its financial advisor and outside legal counsel) that, after taking into account any adjustments to the terms and conditions of this Agreement proposed in writing by Parent, the Acquisition Proposal continues to constitute a Superior Proposal.  Any such Adverse Recommendation Change or the entry by the Company into any Acquisition Agreement shall not change the approval of the Board of Directors of the Company for purposes of causing or cause any state takeover statute or other state Law to be applicable to the Transactions (including the Merger).

(f)           The Company may terminate this Agreement and enter into an agreement with respect to a Superior Proposal (an “Acquisition Agreement”), provided that, prior to any such termination (and with respect to clause (iii) hereof, concurrently with the termination of this Agreement), (i) the Company shall have received a Superior Proposal and provided the notice specified in Section 5.2(c), (ii) the Board of Directors of the Company determines in good faith, after considering the advice of outside legal counsel, that the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, (iii) the Company shall have provided Parent four full Business Days prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such Acquisition Proposal shall require a new written notice to Parent and a new two full Business Day period) that it intends to terminate this Agreement pursuant to this Section 5.2(f), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (iv) during such period (and any new two full Business Day period required by this Section 5.2(f)) the Company has caused its financial and legal advisors to negotiate with Parent in good faith as to any such adjustments in the terms and conditions of this Agreement proposed by Parent so as to cause such Acquisition Proposal to cease to constitute a Superior Proposal, (v) following such period(s), the Board of Directors of the Company determines in its good faith judgment (after considering the advice of its financial advisor and outside legal advisor) that, after taking into account any adjustments to the terms and conditions of this Agreement proposed in writing by Parent, the Acquisition Proposal continues to constitute a Superior Proposal, (vi) there has not been any material breach of this Section 5.2 by the Company or any of its Representatives, (vii) the Company shall have delivered to Parent (1) a written notice of termination of this Agreement pursuant to this Section 5.2(f) and (2) a wire transfer of immediately available funds in the amount of the Termination Fee and the Reimbursable Expenses, and (viii) immediately following and conditioned on the payment of the Termination Fee and the Reimbursable Expenses pursuant to subclause (2) above, the Company enters into the Acquisition Agreement with respect to the Superior Proposal for which it has complied with the procedures set forth in this Section 5.2.

(g)           The Company shall not take any action to (i) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 912 of the NYBCL (or any similar provision of any other Law) or otherwise cause such restrictions not to apply or (ii) exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions on “control share acquisitions” contained in any takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 5.2(f).

(h)           Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, if in either case, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel to the Company, the failure to take such action would be inconsistent with the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1            Notification of Certain Matters.  The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to (i) cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate as of the date hereof or as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date) or (ii) cause any of the conditions to the Merger set forth in ARTICLE VII to not be satisfied at the Effective Time and (b) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or any Contract entered into after the date of this Agreement that if in effect on the date of this Agreement would be a Material Contract, to which the Company or any Subsidiary of the Company is a party or is subject. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby (including to avoid any termination or acceleration as a result of the Transactions).  Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than, with respect to Parent, the portions of such filing that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

Section 6.2             Access; Confidentiality.  Subject to the restrictions imposed by applicable antitrust or competition Laws, from the date of this Agreement until the Effective Time, the Company shall afford to the officers, employees, accountants, counsel, and other Representatives of Parent and Merger Sub, reasonable access, during normal business hours to all of its and its Subsidiaries’ officers, employees, agents, properties, books, contracts and records and, during such period, the Company shall furnish promptly to Parent and Merger Sub all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request.  Prior to the Effective Time, Parent and Merger Sub will hold any information obtained pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement.

Section 6.3            Publicity.  Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement.  Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release, announcement or other oral or written external communication with respect to the Transactions, this Agreement or any other party hereto without the prior consent of the other party (such consent not to be unreasonably withheld), except such press release, announcement or communication as is required by Law or the rules of a national securities exchange, in which case the party required to make the release, announcement or communication shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release, announcement or communication in advance of its issuance.

Section 6.4             Proxy Statement.  The Company covenants and agrees that: (a) the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (b) the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will comply in all material respects with the provisions of applicable federal securities Laws.  Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Parent or Merger Sub for inclusion therein.  Parent covenants and agrees that none of the information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement will, at the time that the Proxy Statement is filed with the SEC or is first mailed to stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 6.5             Insurance and Indemnification.

(a)           The Surviving Corporation’s certificate of incorporation and bylaws shall contain provisions no less favorable with respect to exculpation from liabilities and indemnification of individuals who were directors or officers of the Company at or prior to the Effective Time for or in respect of acts or omissions of such individuals that occurred prior to the Effective Time than the provisions set forth in the certificate of incorporation and bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights of such individuals with respect to periods prior to the Effective Time, unless such modification shall be required by Law.

(b)           From and after the Effective Time, the Surviving Corporation shall honor (and Parent shall cause the Surviving Corporation to honor) all obligations of the Surviving Corporation under its certificate of incorporation and bylaws to indemnify individuals who were directors and officers of the Company at or prior to the Effective Time for or in respect of acts or omissions of such individuals that occurred prior to the Effective Time.

(c)           Provided the premium is not more than $360,000, the Company shall purchase, by the Effective Time, tail policies for the officers’ and directors’ liability insurance, which tail policies shall be effective for a period from at least the Effective Time, through and including the date six years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to such period.

(d)           From and after the Effective Time (but not prior thereto), the provisions of Section 6.5(a), Section 6.5(b) and Section 6.5(c) are intended to be for the benefit of, and will be enforceable by, each individual who was a director or officer of the Company at or prior to the Effective Time and his or her heirs.

Section 6.6             Further Action; Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to (i) make promptly any required submissions under applicable antitrust or competition Laws with respect to the Transactions and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions as promptly as practicable including using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the Transactions and to fulfill the conditions to the Merger.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use their respective reasonable best efforts to take all such action.

(b)           Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(c)           In no event shall Parent or Merger Sub be obligated pursuant to this Agreement to divest or hold separate any assets or to take or commit to take any action that which would be reasonably likely to (i) adversely impact in any material respect the benefits expected to be derived by Parent, as determined by Parent, as a result of the Transactions or (ii) impose material limitations on Parent’s ownership or operation (or that of any of Parent’s Subsidiaries or Affiliates) of all or a material portion of the Company’s business or assets.

(d)           The Company shall use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable under applicable Law for the Company and its Subsidiaries to continue to conduct the management business of the Company and its Subsidiaries in Egypt as currently conducted without penalty, sanction or damage to reputation.

(e)           The Company agrees to reasonably cooperate with Parent in the planning of and preparation for the Reorganizations so that the Reorganizations can be completed on the same Business Day as the Effective Time; provided, however, that (i) the Company shall not be obligated to irrevocably commit to any action prior to the Effective Time, and (ii) Parent shall reimburse the Company for its reasonable out-of-pocket expenses it incurs pursuant to this Section 6.6(e) at the request of Parent.

Section 6.7            State Takeover Laws.  If any state takeover statute is, becomes or is deemed to become applicable to the Company or the Transactions, then the Board of Directors of the Company shall take all actions necessary to render such statute inapplicable to the foregoing.

Section 6.8            Stockholder Litigation.  The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder Litigation against the Company and/or its directors or officers relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement.  The Company agrees that it shall not settle or offer to settle any Litigation commenced prior to or after the date of this Agreement against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent.

Section 6.9            Financial Information.  During the period prior to the Effective Time, the Company shall provide to Parent monthly profit and loss statements for the Company and each of the Owned Real Properties and the Leased Real Properties no later than 15 calendar days following the end of each fiscal month.

Section 6.10          Company SEC Documents.  From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Documents required to be filed by it under the Exchange Act or the Securities Act.  As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All of the Financial Statements included in the Company SEC Documents filed after the date of this Agreement (i) shall comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) shall be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) shall fairly present in all material respects the financial position and the results of operations and cash flows in accordance with GAAP (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC) of the Company as of the times and for the periods referred to therein.

Section 6.11          Compensation Arrangements; 401(k); Section 16.

(a)           Except to the extent necessary to avoid the duplication of benefits, Parent shall recognize the service of each individual who is employed by the Company or any Subsidiary immediately before the Effective Time (each, a “Continuing Employee”) prior to the Effective Time as if such service had been performed with Parent or its Affiliates for purposes of eligibility to participate in, level of benefits under and vesting under any employee benefit plans and programs of Parent or its ERISA Affiliates in which the Continuing Employee participates after the Effective Time.  With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use reasonable best efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any deductibles paid prior to the Effective Time in satisfying any analogous deductible to the extent applicable under any such plan in which the Continuing Employee commenced participation during a plan year.

(b)           If directed in writing by Parent at least five Business Days prior to the initial scheduled Closing Date, the Board of Directors of the Company will authorize the termination of any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent.  The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company have been adopted by the Board of Directors of the Company.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent.  The Company shall use its reasonable best efforts to take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.  Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

(c)           Prior to the Effective Time, the Company shall take all such actions as may be required (if any) to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

(d)           Promptly (but in any event within five Business Days) following the Effective Time, Parent shall adopt a Benefit Plan for the Continuing Employees listed on Section 6.11(d) of the Company Disclosure Schedule in the form attached hereto as Exhibit B (the “Employee Retention Plan”).

(e)           Promptly (but in any event within five Business Days) following the Effective Time, Parent shall contribute $2,500,000 to the Sonesta International Hotels Corporation Pension Plan, as amended and restated effective as of January 1, 2008 and as further amended through Amendment 6, executed December 20, 2010.

(f)           Nothing contained in this Agreement shall limit the right of Parent or any of its Affiliates to terminate the employment of any employee of the Company or its Subsidiaries or amend, terminate or otherwise modify any benefit plan following the Closing Date or shall be construed as an amendment to any Benefit Plan.  The provisions contained in this Section 6.11 are included for the sole benefit of the Company and Parent and nothing in this Section 6.11, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent, or any of their respective Affiliates.

Section 6.12          Funding.

(a)           Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Funding on the terms and conditions contemplated by the Funding Agreements, including using their respective reasonable best efforts (i) to satisfy all conditions and covenants set forth in the Funding Agreements that are applicable to Parent or Merger Sub and that are within their respective control, and (ii) provided the conditions to Parent’s and Merger Sub’s obligations to effect the Merger set forth in ARTICLE VII, the conditions to funding of the Equity Financing set forth in the Equity Commitment Agreement and the conditions to advance of the Purchase Funding set forth in the HPT Purchase Agreement are satisfied (or any such condition set forth in ARTICLE VII which is not so satisfied is waived in writing by Parent and Merger Sub, any condition to funding not so satisfied is waived in writing by the Investors and any condition to the advance of the Purchase Funding under the HPT Purchase Agreement not so satisfied is waived in writing by HPT), cause HPT to advance the Purchase Funding and the Investors to fund the Equity Financing (with respect to amounts required to consummate the Merger).

(b)           Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under any Funding Agreement without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) if such amendments, modifications or waivers would (i) reduce the aggregate amount of the Funding (unless the Equity Financing or Purchase Funding, as the case may be, is increased by an amount corresponding to such reduction) or (ii) impose new or additional conditions that would reasonably be expected to (A) prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger or (B) adversely impact the ability of Parent or Merger Sub to enforce its rights against HPT under the HPT Purchase Agreement or the Investors under the Equity Commitment Agreement.  Parent shall not release or consent to the termination of the obligations of HPT under the HPT Purchase Agreement or the Investors under the Equity Commitment Agreement.

Section 6.13          Use of Sonesta Name.  The Company hereby consents to Parent’s change of its name to “Sonesta Acquisition Corp.” and agrees to provide to Parent any consent required for Parent to register such name with the State Department of Assessments and Taxation of Maryland provided that upon termination of this Agreement in accordance with its terms, Parent shall forthwith change its name so as not to include the word “Sonesta.”

Section 6.14           Tax Matters.  No later than one (1) week prior to the Closing Date, with respect to each Subsidiary of the Company (other than Charterhouse of Cambridge) that has an excess loss account set forth on Section 3.14(m) of the Company Disclosure Schedule, the Company shall either (i) liquidate or merge such Subsidiary out of existence in a manner that eliminates the excess loss account (but does not trigger or restore into income any excess loss account) or (ii) contribute sufficient assets (which, for the avoidance of doubt, may include an intercompany receivable) to such Subsidiary to eliminate any excess loss account in such Subsidiary from and after the contribution and through the Closing (assuming, for this purpose, that the Closing shall take place no later than March 31, 2012).  At least three days in advance of implementing the foregoing, the Company shall provide to Parent documents intended to effect the foregoing for Parent’s reasonable review and comment.

ARTICLE VII

CONDITIONS

Section 7.1            Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which (other than Section 7.1(a)) may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           the Company Stockholder Approval shall have been obtained, in accordance with the requirements of the certificate of incorporation and the bylaws of the Company, and the NYBCL; and

(b)           (i) no order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2            Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)           there shall not be threatened or pending any suit, action or proceeding by any Governmental Entity against Merger Sub, Parent or the Company seeking to restrain or prohibit Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company’s businesses or assets (determined on a consolidated basis), or to compel Parent or Merger Sub or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Parent’s Subsidiaries (determined on a consolidated basis);

(b)           (i) there shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Merger and (ii) no other action shall be taken that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in Section 7.2(a) above;

(c)           (i) the representations and warranties of the Company set forth in Section 3.1(a), the second and third sentence of Section 3.2, Section 3.3(a), Section 3.4, Section 3.5, Section 3.7(a) and the fourth and fifth sentence of Section 3.8(a) of this Agreement shall be true and correct in all respects both as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), and (ii) all other representations and warranties of the Company contained in this Agreement (other than in Section 2.3) shall be true and correct in all respects both as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be true and correct in all respects, without giving effect to any limitation as to “materiality” or “material adverse effect” set forth herein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)           (i) the Company shall not have breached or failed to perform or to comply with, in any material respect, any agreement or covenant required to be performed or complied with by it under this Agreement (other than in Section 2.3) on or prior to the Closing Date or (ii) any such breach or failure shall have been cured to the reasonable satisfaction of Parent and Merger Sub;

(e)           (i) any required approval or consent under any antitrust, competition or merger control Laws applicable to the transactions contemplated by this Agreement shall have been obtained and (ii) there shall not be any pending or threatened further action or investigation, whether formal or informal, with respect to any such approval or consent;

(f)           no Company Material Adverse Effect shall have arisen or occurred after the execution and delivery of this Agreement that is continuing;

(g)           the Company shall have delivered to Parent an executed election on Internal Revenue Service Form 8832 to treat Charterhouse of Cambridge as disregarded as a separate entity from the Company, such election being effective at least one day prior to the Effective Time, which election shall not be filed until after the Effective Time; and

(h)           the Company shall have delivered a certificate, validly executed for and on behalf of the Company and in its name by the Chairman, Chief Executive Officer and Vice President and Treasurer of the Company, to Parent certifying the satisfaction of the conditions set forth in Section 7.2(c), Section 7.2(d) and Section 7.2(f).

Section 7.3             Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, as the case may be, to the extent permitted by applicable Law:

(a)           the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects both as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be true and correct in all respects, individually or in the aggregate, has not had, and would not reasonably be expected to have, any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger;

(b)           (i) Parent and Merger Sub shall not have breached or failed to perform or to comply with, in any material respect, any other agreement or covenant required to be performed or complied with by them under this Agreement on or prior to the Closing Date or (ii) any such breach or failure shall have been cured to the reasonable satisfaction of the Company; and

(c)           Parent shall have delivered a certificate, validly executed for and on behalf of the Company and in its name by an officer of Parent, to the Company certifying the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)           By mutual written consent of Parent, Merger Sub and the Company; or

(b)           By either Parent or the Company if:

(i)            a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the Transactions which shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used its reasonable best efforts to remove such Order or to reverse such action; or

(ii)           the Merger shall not have been consummated by April 30, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to clause (ii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the failure of whose representations and warranties to be true has been the principal cause of, or principally resulted in, the failure of any such condition; or

(iii)           the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or any adjournment or postponement thereof at which a vote on adoption of this Agreement was taken; or

(c)           By Parent if:

(i)            (A) an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within four Business Days of a written request by Parent that it do so; or

(ii)           the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of any condition set forth in ARTICLE VII and (B) cannot be or has not been cured within the earlier of (1) fifteen days after the giving of written notice to the Company and (2) the Outside Date; or

(iii)          the Company shall have materially violated or breached any of its obligations under Section 5.2; or

(d)           By the Company:

(i)            pursuant to and in compliance with Section 5.2(f); or

(ii)           if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement and such breach cannot be or has not been cured within the earlier of (1) fifteen days after the giving of written notice to Parent and (2) the Outside Date, except for any such breach which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 8.2            Notice of Termination; Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the last sentence of Section 6.2, the last sentence of Section 9.2 and for Section 9.3, Section 9.5 through Section 9.9, Section 9.11, Section 9.13, Section 9.14, Section 9.15 and this Section 8.2, which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in this Section 8.2, and (ii) nothing herein shall relieve Parent, Merger Sub or the Company from liability for its fraud or willful and material breach of this Agreement but such liability shall be subject to the Damages Cap.

(b)           If:

(i)            Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i); or

(ii)           Parent shall have terminated this Agreement pursuant to Section 8.1(c)(iii) as a result of a willful breach of Section 5.2; or

(iii)          the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i); or

(iv)          (A) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) or Parent shall have terminated this Agreement pursuant Section 8.1(c)(ii) or Section 8.1(c)(iii), (B) prior to termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii), Section 8.1(c)(ii) or Section 8.1(c)(iii), a Person shall have made an Acquisition Proposal or expressed any interest publicly or to the Company with respect to the making of an Acquisition Proposal, and (C) either (1) within 12 months after any such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal (whether or not such Acquisition Proposal was made prior to the termination of this Agreement) and in the case of a termination by Parent pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii), the transaction contemplated by such Acquisition Proposal (or an amended version thereof) is consummated (whether such consummation is within such 12 months or thereafter), or (2) within 12 months after any such termination, an Acquisition Proposal is consummated (whether or not such Acquisition Proposal was made prior to the termination of this Agreement);

then the Company shall pay to Parent a termination fee of $4,000,000 (the “Termination Fee”), plus (to the extent not already paid pursuant to Section 8.2(c)) an amount equal to Parent’s out-of-pocket fees and expenses (including, without limitation, legal, investment banking, accounting, banking and consulting fees and expenses) incurred by Parent and Merger Sub in connection with the due diligence investigation, the Merger, this Agreement and the consummation of the Transactions contemplated hereby (subject to reasonable documentation), but not in excess of $500,000 (the “Reimbursable Expenses”) (A) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i), (B) within one Business Days after such termination in the case of a termination pursuant to Section 8.1(c)(i) or a termination pursuant to Section 8.1(c)(iii) as a result of a willful breach of Section 5.2, (C) upon the earlier of the entry into an agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal in the case of a termination by the Company pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) or a termination pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii) (not required to be paid earlier under subclause (B)), and upon consummation of an Acquisition Proposal in the case of a termination by Parent pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii).  The Termination Fee and Reimbursable Expenses shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.  Each of Parent, Merger Sub and the Company agree that, in the circumstances in which the Termination Fee becomes payable, the payment of the Termination Fee and the Reimbursable Expenses in accordance with this Agreement, (A) constitutes liquidated damages, (B) subject to Section 8.2(a) and Section 9.9, is the sole and exclusive remedy available to Parent and Merger Sub and (C) is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby.

(c)           If Parent shall have terminated this Agreement pursuant Section 8.1(c)(ii) or Section 8.1(c)(iii), then the Company shall pay to Parent an amount equal to the Reimbursable Expenses as promptly as possible, but in any event within two Business Days after Parent or Merger Sub’s delivery of an invoice therefor (with reasonable documentation of such expenses).  The payment of Reimbursable Expenses pursuant to this Section 8.2(c) shall not relieve the Company from any obligation to pay the applicable Termination Fee pursuant to Section 8.2(b).

(d)           If the Company shall have terminated this Agreement pursuant to Section 8.1(d)(ii), then Parent shall pay to the Company an amount equal to the Company’s out-of-pocket fees and expenses (including, without limitation, legal, investment banking, accounting, banking and consulting fees and expenses) incurred by the Company in connection with the Merger, this Agreement and the consummation of the Transactions contemplated hereby (subject to reasonable documentation), but not in excess of $500,000 as promptly as possible, but in any event within two Business Days after the Company’s delivery of an invoice therefor (with reasonable documentation of such expenses).

(e)           The parties hereto acknowledge and agree that (i) none of HPT or any of its Subsidiaries or any of their respective former, current or future shareholders, directors, trustees, officers or Affiliates (collectively, the “HPT Related Persons”) shall have any liability to the Company or any other Person, whether in contract, tort or some other theory of liability, for any claim, action or proceeding arising out of or related to the HPT Purchase Agreement, this Agreement or the transactions contemplated by the HPT Purchase Agreement or this Agreement, or any breach or failure to perform hereunder or thereunder, except as and to the extent expressly provided for in the HPT Purchase Agreement; and (ii) the Investors shall have no liability to the Company or any other Person, whether in contract, tort or some other theory of liability, for any claim, action or proceeding arising out of or related to the Equity Commitment Agreement, this Agreement or the transactions contemplated by the Equity Commitment Agreement or this Agreement, or any breach or failure to perform hereunder or thereunder, except as and to the extent expressly provided for in the Equity Commitment Agreement.  For the avoidance of doubt, (i) in no event shall the Company or its stockholders be entitled to monetary damages in excess of an aggregate of $8,500,000 (the “Damages Cap”), inclusive of amounts payable pursuant to Section 8.2(d), and (ii) while prior to the termination of this Agreement, the Company may pursue both a grant of specific performance in accordance with Section 9.9 and monetary damages, under no circumstances shall the Company be entitled to receive both a grant of specific performance and monetary damages.  The provisions of this Section 8.2(e) are intended to be for the benefit of the HPT Related Persons and the Investors.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Amendment and Modification.  Subject to applicable Law and the provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after the receipt of Company Stockholder Approval; provided, however, that, after the receipt of Company Stockholder Approval, no amendment may be made which by Law or any applicable rule or regulation of any stock exchange requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.2            Non-survival; Investigation.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms are to be performed in whole or in part after the Effective Time, including those covenants and agreements contained in Section 6.11(d) and Section 6.11(e), and (ii) this ARTICLE IX.  No investigation by and of any party or its Representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

Section 9.3            Expenses.  Except as set forth in Section 8.2(b), Section 8.2(c) and Section 8.2(d), all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses.

Section 9.4            Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquisition Proposal” means (i) any bona fide proposal made by any Person (other than Parent, Merger Sub or any Affiliate thereof) relating to any direct or indirect acquisition or purchase of 20% or more of the assets or business of the Company and its Subsidiaries, taken as a whole, or of 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer involving any class of equity securities of the Company, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries which constitute 20% or more of the assets or business of the Company and its Subsidiaries, taken as a whole), or (iv) any other transaction, or series of related transactions, similar to any of the foregoing with respect to the Company, in each case other than any Transactions to be effected pursuant to this Agreement.

“Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in Boston, Massachusetts.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company IP” shall mean the Company Licensed IP and the Company Owned IP.

“Company Licensed IP” shall mean all Intellectual Property owned or controlled by a third Person and licensed to the Company or any Subsidiary of the Company.

“Company Owned IP” shall mean any Intellectual Property in which the Company or any Subsidiary of the Company has any ownership interest, whether singly, jointly or otherwise.

“Encumbrances” shall mean any liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever.

“Equity Commitment Agreement” shall mean the commitment letter, dated as of the date hereof, executed by the Investors and Parent.

“Funding Agreements” shall mean the Equity Commitment Agreement and the HPT Purchase Agreement.

“Intellectual Property” means all intellectual property and proprietary rights of any kind, including those arising from or in respect of the following throughout the world:  (i) all patents and industrial designs, including, without limitation, any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing; (ii) all trade secrets and other confidential or proprietary information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies; (iii) all copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in software and in the content contained on any Internet site, copyrights in works of art, and registrations and applications for any of the foregoing; (iv) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (v) all trademarks, service marks, corporate names, trade names, domain names, logos, slogans, trade dress and other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing, registrations and applications relating to any of the foregoing; (vi) all rights of publicity, privacy and rights to personal information; and (vii) all rights in the foregoing and in other similar intangible assets.

“IP Contracts” means all Contracts under which the Company or any of its Subsidiaries has obtained or granted any right, title or interest in or to, or which by their terms expressly restrict the Company or any of its Subsidiaries with respect to, any Intellectual Property, including all (i) licenses, consents to use, non-assertion agreements and coexistence agreements concerning Intellectual Property, and (ii) employee assignment agreements, nondisclosure agreements, consulting agreements, material transfer agreements and evaluation agreements with respect to any Intellectual Property.

“Investors” shall mean the stockholders of Parent.

“knowledge” of any Person which is not an individual means the actual knowledge, after due inquiry, of such Person’s and its Subsidiaries’ officers and directors.

“Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system, and any orders, writs, injunctions, binding awards of a court or arbitrator, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust.

“HPT Purchase Agreement” shall mean the Purchase Agreement, dated as of the date hereof, by and among Parent, Merger Sub and HPT.

“Reorganizations” shall mean the post-Closing corporate reorganizations of HPT, Parent, the Surviving Corporation and their respective Subsidiaries as described in an outline of such reorganizations provided by Parent to the Company prior to the execution of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Superior Proposal” shall mean any bona fide, written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “20% or more” shall be replaced by “100%”) that (a) provides for consideration to be received directly by holders of all, but not less than all, of the issued and outstanding Shares; (b) is received by the Company on an unsolicited basis, and in the absence of any material violation of Section 5.2 by the Company or any of its Representatives, (c) which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and after considering the advice of outside legal counsel, is more favorable to the holders of the Shares than the Merger (or, if applicable, any written proposal by Parent to amend the terms of this Agreement) taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental, regulatory and other approval requirements); and (d) which is not conditioned upon obtaining any financing.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof or in respect of a failure to timely or accurately file a Tax Return imposed by any Governmental Entity, including, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, taxes on stock, sales taxes, use taxes, ad valorem taxes, premium taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, margins taxes, business organization taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes of the same or of a similar nature to any of the foregoing.

“Tax Return” shall mean any and all returns, reports, information returns, declarations, statements, certificates, bills, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to, required to be supplied to or supplied by any Taxing Authority, including any and all schedules, attachments, amendments and supplements thereto.

“Taxing Authority” means any and all U.S. federal, state, local and non-U.S. governments, agencies, and political subdivisions of any such government having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax.

“Treasury Regulations” means the regulations promulgated under the Code.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

Section 9.5            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the Company to:

Sonesta International Hotels Corporation
116 Huntington Avenue
Boston, MA 02116
Fax No.:  (617) 421-5423
Attention:  Office of the Treasurer

with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax No:  (617) 523-1231
Attention:  Stuart M. Cable, Esq. and John T. Haggerty, Esq.

(b)           if to Parent or Merger Sub to:

Property Acquisition Corp.
(a/k/a Sonesta Acquisition Corp.)
Suite 300
Two Newton Place
255 Washington Street
Newton, MA  02458
Fax No:  (617) 928-1305
Attention:  Jennifer B. Clark, Esq.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
Fax No:  (617) 573-4822
Attention:  Margaret R. Cohen, Esq.

Section 9.6             Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, the term “Affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The words describing the singular number shall include the plural and vice versa.  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  Whenever a reference is made in this Agreement to a document or material having been “furnished” to Parent, such term means that such document or material has been provided by the Company to Parent and its Representatives at least two Business Days prior to the date hereof (i) for review at the Company’s principal executive offices or (ii) in the virtual data room maintained on behalf of the Company.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Headings in this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.7            Jurisdiction.  Each of Parent, Merger Sub and the Company hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive personal jurisdiction of the courts of the Commonwealth of Massachusetts and to the jurisdiction of any other competent court of the Commonwealth of Massachusetts (collectively, the “Massachusetts Courts”), preserving, however, all rights of removal to the United States District Court for the District of Massachusetts under 28 U.S.C. Section 1441, assuming such jurisdiction exists, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any Litigation relating thereto except in such courts.  Each such party hereby waives the right to any other jurisdiction or venue for any Litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Massachusetts Courts, or the United States District Court for District of Massachusetts if the action was removed, in any other court or jurisdiction.

Section 9.8            Service of Process.  Each of Parent, Merger Sub and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 of this Agreement in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5 of this Agreement.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9            Remedies.

(a)           Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement.  For the avoidance of doubt, (x) after a valid termination of this Agreement pursuant to Section 8.1, no party shall have any right to compel specific performance of any Section of this Agreement other than the Sections of this Agreement that Section 8.2(a) expressly provides survive such termination, and (y) any action for specific performance commenced by the Company prior to termination of this Agreement shall not be construed as a waiver by the Company of its right to terminate this Agreement if otherwise available to the Company under Section 8.1.

(b)           Subject to the Damages Cap, the Company has the right, prior to the Effective Time, to pursue damages of any type, including, without limitation, consequential or loss of the economic benefits of the Merger to stockholders, in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement, fraud or failure to consummate the Merger if all conditions in Section 7.1 and Section 7.2 have been satisfied or waived on or prior to the Closing Date.

Section 9.10          Counterparts.  This Agreement may be executed manually, electronically, or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the parties and delivered to the other parties.

Section 9.11          Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or between any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement).  Except as provided in Section 6.5, Section 8.2(e) and the last sentence of this Section 9.11, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, other than if the Effective Time occurs, the right to receive payment of the Merger Consideration pursuant to ARTICLE II, which the holders of Certificates and Book Entry Shares are entitled to enforce after the Effective Time.  Peter J. Sonnabend shall have the right to enforce Section 6.11(d) and Section 6.11(e) of this Agreement on behalf of the Company after the Effective Time.

Section 9.12          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 9.13          Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 9.14         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

Section 9.15          Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more Affiliates of Parent, or a combination thereof, at any time.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

Section 9.16          Performance of Merger Sub.  Parent hereby guarantees the due prompt and faithful performance and discharge by Merger Sub of its obligation to pay the Merger Consideration in accordance with the terms hereof and of all other obligations under this Agreement.

Section 9.17          Remedies Cumulative.  Except as otherwise provided herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PROPERTY ACQUISITION CORP.
(a/k/a SONESTA ACQUISITION CORP.)

By	/s/ Barry M. Portnoy
	Name:	Barry M. Portnoy
	Title:	Treasurer

PAC MERGER CORP.

	By	/s/ Barry M. Portnoy
	Name:	Barry M. Portnoy
	Title:	Treasurer

SONESTA INTERNATIONAL HOTELS CORPORATION

	By	/s/ Peter J. Sonnabend
	Name:	Peter J. Sonnabend
	Title:	Executive Chairman